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                                                                  Exhibit (p)(8)

                               KOBRICK FUNDS LLC

                             AMENDED AND RESTATED
                        CODE OF ETHICS UNDER RULE 17j-1

                             Adopted May 19, 2000


                                 INTRODUCTION

     Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") generally prohibits persons associated with an investment company or its investment adviser from engaging in any fraudulent, deceptive, manipulative or otherwise unlawful practice in connection with the purchase or sale by such persons of securities held or acquired by the investment company.

     This Amended and Restated Code of Ethics was adopted by the Board of Managers of Kobrick Funds LLC (the "Company") on May 19, 2000. This Code of Ethics is based on the principle that each Manager, officer and employee of the Company owes a fiduciary duty to all of the Company's clients, including the shareholders of the mutual funds advised by the Company, to conduct his or her affairs, including personal securities transactions, in such a manner as to avoid: (i) serving his or her own personal interests ahead of the shareholders;
(ii) taking advantage of his or her position; and (iii) any actual or potential conflicts of interest.

     Of course, no Code can address every circumstance that may give rise to a conflict, a potential conflict or an appearance of a conflict of interest. Therefore, each Manager, officer and employee is expected to be alert to actual, potential or appearances of conflicts of interest with the Company's clients and to conduct him/herself with good judgment. Failure to exercise good judgment, as well as violations of this Code, may result in the imposition of sanctions, including suspension or dismissal.

     The Board of Managers has designated Richard A. Goldman to serve as the Compliance Officer under this Code. Any questions concerning this Code of Ethics should be directed to him or, in his absence, Sherri A. Brown.


                                CODE OF ETHICS

I.  Definitions

     1. "Access Person" means any member of the Board of Managers (each a "Manager"), officer or Advisory Person of the Company.
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     2.   "Advisory Person" means (i) any employee of the Company or any company controlling the Company, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales or (ii) any natural person in a control relationship to the Company who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a Covered Security by the Fund.

     A person who normally only assists in the preparation of public reports or receives public reports but receives no information about current recommendations or trading, is neither an Advisory Person nor an Access Person, unless otherwise covered under such definitions.

     3. "Allocation Procedures" means the allocation procedures of the Company from time-to-time in effect as approved by the Board of Managers.

     4. "Beneficial ownership" shall be interpreted in the same manner as it would be under Section 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act") in determining whether a person is the beneficial owner of a security for purposes of Section 16 under the "1934 Act" and the rules and regulations thereunder from time to time in effect. In general, a person is deemed to have beneficial ownership of securities owned by the employee's spouse, by children residing in the person's household or by children who are financially dependent on the person, or other securities over which the person has control. Some examples of forms of beneficial ownership include:

     a. Securities held in a person's own name, or that are held for the person's benefit in nominee, custodial or "street name" accounts.

     b. Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or "street name" account).

     c. Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager other than securities in an Exempt Account.

     d.   Securities in a person's individual retirement account.

     e. Securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

     f.   Securities owned by a trust of which the person is a beneficiary.

     g. Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account).

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     5.   "Board of Managers" means the Board of Managers of the Company.

     6. "Compliance Officer" shall refer to the Company officer holding this title, who shall initially be Richard A. Goldman or, in his absence, Sherri A. Brown.

     7. "Covered Security" means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares issued by registered open-end investment companies, or such other securities as may be excepted under the provisions of Rule 17j-1 under the 1940 Act from time to time in effect.

     8.   "Employee" means any officer or employee of the Company

     9. "Exempt Account" means a "blind trust" or similar arrangement under which the person is prohibited by contract from communicating with or providing specific instructions to the manager of the Account regarding the purchase or sale of specific securities for the Account. An account shall be deemed an Exempt Account if the Compliance Officer makes such determination after reviewing all relevant facts.

     10. "Fund" means each investment company registered under the 1940 Act for which the Company serves as investment adviser or subadviser and each other client for which the Company provides investment advisory services.

     11. "Limited Offering" means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

     12.  "Manager" means a member of the Company's Board of Managers.

     13. "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

     14. A Covered Security is "being considered for purchase or sale" when a recommendation by an Advisory Person is made (or, if no recommendation is made, an order is made) to purchase or sell a Covered Security or with respect to the person making the recommendation, when such person seriously considers making such recommendation.


II.  Governing Standards

     Any Access Person and other affiliated persons of any Fund or the Company shall not, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Fund:

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     (i)    Employ any device, scheme or artifice to defraud the Fund;

     (ii) Make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

     (iii) Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

     (iv)   Engage in any manipulative practice with respect to the Fund.


III.  Prohibited Transactions-All Access Persons

     1. It is a basic policy that no Access Person of the Company should be permitted to profit in his or her personal securities transactions from the securities activities of the Funds or the Company. Accordingly, no such person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership under circumstances where he or she actually knows or should have known at the time of such purchase or sale that such security:

          (i)   is being considered for purchase or sale by any of the Funds; or

          (ii)  is being purchased or sold by any of the Funds.

The Company's pre-clearance requirements for Advisory Persons are designed to keep this from occurring and transactions which have been so pre-cleared will not violate this policy.

     2. No Access Person shall disclose to other persons the securities activities engaged in or contemplated for any of the Funds, except to the extent required to do so in connection with his or her responsibilities with the Company.


IV.  Prohibited Transactions-Advisory Persons

     In addition to the prohibited transactions set forth in Section III, no Advisory Person shall for his or her own account or for an account as to which he or she has direct or indirect beneficial ownership:

     1. Acquire any Covered Securities in an initial public offering (other than an acquisition by the Hedge Funds (as hereafter defined) conducted in accordance with the Allocation Procedures and made consistent with the National Association of Securities Dealers Rule of Conduct 2110 and related interpretive materials), in order to preclude any possibility of such person profiting from his or her position with the Company.

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     2.     Purchase or sell a Covered Security within seven calendar days before or after a calendar day on which a Fund purchases or sells that Covered Security (including Covered Securities exchangeable or convertible into such securities) unless, in the case of a purchase or sale within seven calendar days before the day a Fund purchases or sells that Covered Security, the Advisory Person had no actual knowledge that the Covered Security was being considered for purchase or sale for any Fund. Any profits improperly realized on trades within the proscribed periods will be subject to disgorgement to a charitable organization selected by the Company. Transactions by a Hedge Fund carried out consistent with this Code of Ethics and the Allocation Procedures shall not be subject to this restriction.

     Advisory Persons responsible for making investment recommendations or decisions for a Fund must put the Fund's interest before his or her own interests and, therefore, promptly make the investment recommendation or decision in the Fund's interest rather than delay the recommendation or decision for the Fund until after the seventh day of the transaction for his or her own account to avoid conflict with this blackout provision. The Company recognizes that failure to do so may occur in entire good faith and will not require disgorgement of profits in such instances if it appears that the Advisory Person acted in good faith and in the best interests of the Funds.

     3. Purchase any Covered Securities in a Limited Offering, without prior approval of the Compliance Officer or Mr. Kobrick. The Hedge Funds shall not be so restricted, but shall be subject to the Allocation Procedures. Any person authorized to purchase Covered Securities in a Limited Offering who so purchases shall disclose if he or she plays a part in a Fund's subsequent consideration of an investment in the issuer. In such circumstances, the Fund's decision to purchase securities of the issuer shall be subject to independent review by a Company officer with no personal interest in the issuer.

       4. Profit in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities within 60 calendar days. Any profits realized on such short-term trades shall be subject to disgorgement to a charitable organization selected by the Company. The Hedge Funds shall not be subject to this restriction. Options on indexes which are held for less than 60 days are not subject to the prohibition on short-term trading profits. This policy applies to trading in all types of Covered Securities, except in a particular case where the Compliance Officer or Mr. Kobrick has made a specific finding of hardship and it can be determined that no potential abuse or conflict is presented (for example, when an Advisory Person's request to sell a Covered Security purchased within 60 days prior to the request is prompted by a major corporate or market event, such as a tender offer, and the Security was not held in client accounts).

       5. Serve on the board of directors of any publicly traded company without prior authorization of the Board of Managers, which authorization may be subject to certain terms and conditions concerning such service. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Funds and their shareholders.

       6. No Advisory Persons or officers of the Company shall seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to the Company in exchange for any action being taken by such person on behalf of the Company or

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that might otherwise create a conflict of interest or interfere with the impartial discharge of his or her responsibilities to the Funds. For the purposes of this provision, gifts from broker-dealers or other persons providing services to the Company without regard to any specified transaction or action (or if in connection with a transaction, is a gift also provided to other participants) including, but not limited to, those in the following categories, will not be considered to be in violation of this section:

          (i)     an occasional meal;

          (ii) an occasional ticket to a sporting event, the theater or comparable entertainment; and

          (iii) a typical holiday gift or other gift of less than $100.00 in value or a gift which it would be impractical to return or refuse or the refusal of which in the recipient's judgment adversely affects a relationship beneficial to the Company and its clients.

If there are questions about a proposed gift or activity, each person is urged to err on the side of caution and obtain prior written consent from the Compliance Officer or Mr. Kobrick.

V.   Exempted Transactions

     The prohibitions of Sections III and IV of this Code shall not apply to:

     1.  Purchases or sales effected in any Exempt Account.

     2. Purchases or sales which are non-volitional on the part of a person, including, but not limited to, receipt of securities pursuant to a stock dividend or merger.

     3.  Purchases which are part of an automatic dividend reinvestment plan.

     4.  Purchases effected upon the exercise of rights issued by an issuer pro
                                                                            ---
rata to all holders of a class of its securities, to the extent such rights were
----
acquired from such issuer, and sales of such rights so acquired.

     5. Purchases or sales, or classes of purchases or sales, which receive the prior approval of the Compliance Officer or Mr. Kobrick (in the case of transactions by a Hedge Fund, the Compliance Officer) because:

          (i)    they are only remotely potentially harmful to a Fund;

          (ii) they would be very unlikely to affect a highly institutional market; or

          (iii) they clearly are not related economically to the securities to be purchased, sold or held by a Fund.

     6. Purchases or sales which have been pre-cleared in accordance with
Section VI.

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VI.  Prior Approval

     Each Advisory Person shall receive prior approval from the Compliance Officer or Mr. Kobrick before purchasing, selling or otherwise transferring Covered Securities in which he or she has a beneficial interest. The following procedures will apply:

     A. The Advisory Person must request approval by completing a Preclearance Request Form, in such form as adopted from time-to-time by the Compliance Officer.

     B. If the Advisory Person is a portfolio manager, s/he must affirm on the Form that s/he is not taking away an investment opportunity from a Fund and provide information pertinent to such conclusion.

     C. The Advisory Person must submit the Form to the Company's traders to check the Funds' trades during the previous 7 days and to determine whether there is on the date of submission a pending buy or sell order in the same Covered Security. The trader reviewing the Form must sign-off on these matters.

     D. The Advisory Person must then submit the Form to the Compliance Officer or Mr. Kobrick who will either authorize or deny the Advisory Person's personal securities transaction and return a copy of the Form to him/her. Such approval or denial shall be based on the standards set forth in this Code, including, without limitation, with respect to transactions in the same Covered Security within 60 days. If an Advisory Person submits the Form to Mr. Kobrick for his authorization or denial, the Advisory Person shall be responsible for delivering to the Compliance Officer a copy of the Form as executed by Mr. Kobrick for inclusion in the Company's compliance files.

     E. If an Advisory Person receives permission to trade a security or instrument, the trade must be executed before the end of the next business day after permission has been received. If the trade is not executed within that time frame and the Advisory Person still wishes to effect the transaction, pre-clearance in the manner described above must again be obtained.

These prior approval procedures shall not apply to Hedge Fund transactions.

VII. Reporting

     Every Access Person shall provide reports to the Compliance Officer as follows, provided that no holdings or transaction reports is required with respect to Exempt Accounts:

     1. Initial Holdings Report: Not later than 10 days after a person becomes an Access Person, such person shall submit to the Compliance Officer an Initial Holdings Report executed by such person, including the following information:

     a. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the

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          person became an Access Person;

     b. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities (including securities that are not Covered Securities) were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

     c.   The date the report is submitted by the Access Person.

     2. Quarterly Transaction Reports: Not later than 10 days after the end of each calendar quarter, whether or not the Access Person entered into any personal securities transactions during the quarter, such Person shall submit to the Compliance Officer a Quarterly Transactions Report executed by such Person, including the following information:

     a. With respect to all transactions during such quarter in a Covered Security in which the Access Person has any direct or indirect beneficial ownership and to the extent not otherwise covered in the duplicate statements required to be submitted pursuant to Paragraph 4 below (the "Duplicate Statements"):

          1. the date of each transaction, title and number of securities and the principal amount of each Covered Security involved;

          2. the nature of the transactions (i.e., purchase, sale or any other type of acquisition or disposition);

          3.   the price at which the transaction was effected;

          4. the name of the broker, dealer or bank with or through which the transaction was effected; and

          5.   the date the report is submitted by the Access Person.

     b. With respect to any account established by the Access Person in which any securities (including securities that are not Covered Securities) were held during the quarter for the direct or indirect benefit of the Access Person:

          1. the name of the broker, dealer or bank with whom the Access Person established the account;

          2.   the date the account was established; and

          3.   The date the report is submitted by the Access Person.

     c. If no transactions were effected in Covered Securities during the calendar quarter, a statement to that effect.

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     d.   With respect to any nonpublic security owned by such access person, a statement indicating whether the issuer has changed its name or publicly issued securities during such calendar quarter.

     3. Annual Holdings Reports: Within 30 days after the end of each calendar year, each Access Person shall submit to the Compliance Officer an Annual Holdings Report executed by such person, including the following information:

     a. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

     b. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities (including securities that are not Covered Securities) were held for the direct or indirect benefit of the Access Person; and

     c.   The date the report is submitted by the Access Person.

     4. Duplicate Statements: Each Access Person who is an Employee of the Company shall direct his or her brokers to supply the Compliance Officer duplicate copies of personal securities transactions confirmations and copies of periodic statements for accounts in which Covered Securities are held (other than Exempt Accounts) contemporaneously with the brokers' sending the originals of such confirmations and statements to the account holder.

     5. Hedge Funds: Records of Hedge Fund transactions shall be separately maintained, including identification of the person making the investment decision for the Hedge Fund, and no other reporting by Access Persons, with respect to Hedge Fund transactions shall be required.

VIII.  Review and Enforcement

     1.   Review.  The Compliance Officer's review of reports shall include:

     a. The Compliance Officer shall cause the reported personal securities transactions to be compared with completed portfolio transactions of the Funds to determine whether any transactions subject to the restrictions in Section IV (each a "Reviewable Transaction") have occurred.

     b. The Compliance Officer shall periodically compare the reported Covered Securities transactions of an Advisory Person with such Person's Duplicate Statements to determine if all transactions in Covered Securities were properly cleared. The Compliance Officer shall also review all quarterly and annual reports to determine if all matters are being reported on a timely basis.

     c. If the Compliance Officer determines that a Reviewable Transaction may have occurred, he shall then determine whether a violation of this Code may have occurred, taking into account any exemptions hereunder. Before making any

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          determination that a violation has occurred, the Compliance Officer shall give the person whose transaction is in question an opportunity to supply additional information regarding such transaction.

     2. Enforcement. If the Compliance Officer determines that a violation of this Code may have occurred, he shall promptly report the possible violation to the President and the President and the Compliance Officer may impose such sanctions as they deem appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

IX.  Retention of Records

     This Code of Ethics, a copy of each report filed by access persons, any written report relating to the interpretation of such Codes, or violations thereunder, and lists of all persons required to make reports, shall be preserved with records of the Company for the period required by Rule 17j-1.

X.   Annual Certification

     Each Access Person of the Company will be required to certify each year that they have read and understood this Code of Ethics.


XI.  Board Reporting Requirements

     1. The Compliance Officer shall provide a compliance report on a quarterly basis to the Board of Managers, which report shall include any violations of this Code of Ethics and any reports required under the Allocation Procedures.

     2. The Compliance Officer shall, with respect to each Fund, annually furnish a written report to the Board of Trustees of such Fund (i) describing any issues arising under this Code since the last report to the Board, including, but not limited to, information about the material violations of the Code and sanctions imposed in response to such material violations and (ii) certify that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. In addition, all material changes to this Code must be approved by the Board of Trustees of the Funds no later than six months after the date of such adoption.


XII. Confidentiality

     All reports of securities transactions and any other information collected or produced pursuant to this Code shall be treated as confidential, except as otherwise required by law or in connection with appropriate examinations by representatives of the Securities and Exchange Commission or any other authorized governmental body or self-regulatory organization.

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XIII. Hedge Fund Activities

     It is recognized that certain Advisory Persons also make investment decisions on behalf of accounts managed by Kobrick Capital Management, L.P. (together with other similar accounts managed thereby, the "Hedge Funds"), including, without limitation, Kobrick Fund, L.P., Kobrick Investment Fund, L.P. and Kobrick Offshore Fund, Ltd. One or more of the Hedge Funds may invest in some of the same securities held by the Funds. Such accounts may be accounts in which Advisory Persons of the Company and affiliates of the Company have a direct or indirect interest. Accordingly, with respect to securities that are under consideration for sale or purchase by one or more of the Hedge Funds, the Compliance Officer shall periodically determine the classes of transactions that meet the criteria set forth in Section V.5(ii) or (iii) of this Code of Ethics ("Approved Classes"), which Approved Classes, if any, shall be reported to the Board of Managers. Mr. Kobrick or Mr. Nance shall determine if a security being considered for purchase or sale is within an Approved Class and will be periodically reviewed by the Compliance Officer.

     If a transaction in a security is not part of an Approved Class, then (i) the purchase or sale may not be conducted by any of the Hedge Funds if at the time of such purchase or sale the Hedge Fund intends to engage in whole or in part in any offsetting transactions within seven calendar days (e.g. a short sale)and (ii) any transactions in such securities for such accounts will be grouped with securities transactions on behalf of the Funds in accordance with the Allocation Procedures. The practice of grouping orders of various accounts will be followed to get the benefit of best prices or commission rates.

     Such grouping will be carried out in accordance with the following principles and the Allocation Procedures:

     1. Policies for the grouping of transactions will be disclosed in the Company's Form ADV, a Fund's registration statement and a Hedge Fund's offering memorandum.

     2. Transactions will not be grouped unless it is believed that aggregation is consistent with the duty to seek best execution (which includes the duty to seek best price) for the accounts and is consistent with the terms of any investment advisory agreement or other agreements with each account for which trades are being aggregated. In the event that the transactions are not grouped, transactions on behalf of the Funds will be effected first in time, except as otherwise provided herein.

     3. No account will be favored over any other account; each account that participates in an aggregated order will, to the extent practicable, participate at the average share price for all transactions in that security on a given business day, with transaction costs shared pro rata based on each account's participation in the transaction, provided, however, that if a trade for a security is placed by a portfolio manager after such time as the trader(s) complete another trade that day for the same security placed by a different manager, such trade will not be aggregated with the prior trades.

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     4.   The account books and records will separately reflect for each account the orders of which are aggregated, the securities held by, and bought and sold for, that account.

     5. Funds and securities of accounts whose orders are aggregated will be deposited with one or more banks or broker-dealers, and neither the cash nor securities of the accounts will be held collectively any longer than is necessary to settle the purchase or sale in question on a delivery versus payment basis; cash or securities held collectively for accounts will be delivered out to the custodian bank or broker-dealer as soon as practicable following the settlement.

     6. Neither the Company nor any affiliate of the Company will receive additional compensation or remuneration of any kind as a result of the aggregation.

     7. Individual investment account treatment will be accorded to each account.

     8.   No Fund will be disadvantaged in the allocation of trades.

     9. The policies for the aggregation of transactions will be submitted to approval and periodically reviewed by the Trustees of the Funds.

XIV. Other Matters

     1. In this Code of Ethics, whenever prior consent or approval by one of two or more individuals is required, it is understood that such individuals shall not pass upon situations in which they have a personal interest.

     2. The Board of Managers may appoint a special officer of the Company to be responsible for certain enumerated matters under this Code that would otherwise be the responsibility of the Compliance Officer.

     3. Compliance Officer has the authority to grant written waivers of the provisions of this Code of Ethics in appropriate instances, provided that such waivers are granted only in rare instances and are not in violation of applicable rules and regulations.

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